EXHIBIT 23.5

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement on Form S-3, relating to the registration of 7,447,865 shares of Series B-1 Cumulative Redeemable Preferred Stock and 9,517,865 shares of Common Stock (filed on or about July 22, 2005) of Ashford Hospitality Trust, Inc., of our reports on the FGSB Hotel Portfolio, dated December 27, 2004, with respect to the combined historical summaries of revenue and direct operating expenses of these properties included in a current report on Form 8-K/A filed with the Securities and Exchange Commission on December 29, 2004.

/s/ Berdon LLP

New York, New York
July 21, 2005